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Q1 2019 Sterling Construction Company Inc Earnings Call

Houston May 7, 2019 (Thomson StreetEvents) -- Edited Transcript of Sterling Construction Company Inc earnings conference call or presentation Tuesday, May 7, 2019 at 1:00:00pm GMT

CORPORATE PARTICIPANTS
Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director
Ronald A. Ballschmiede, Sterling Construction Company, Inc. - Executive VP, CFO, CAO & Treasurer
CONFERENCE CALL PARTICIPANTS
Alexander David Dwyer, KeyBanc Capital Markets Inc., Research Division - Associate
Brent Edward Thielman, D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

PRESENTATION

Operator

Greetings, and welcome to Sterling Construction's First Quarter 2019 Earnings Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.
Before turning the call over to Mr. Joe Cutillo, Sterling Construction's Chief Executive Officer, I will read the safe harbor statement. Some of the discussions today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling's most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise.

Now I will turn the call over to Mr. Joe Cutillo.

Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director

Good morning, everyone, and thank you for joining today's call. I'd like to start off by giving a special thanks to our 2,000 employees for a very solid first quarter.

Historically, our first quarter has been our slowest seasonal quarter, and this year was no exception. In addition to the seasonal headwinds we normally face, we were hit with additional headwinds associated with extreme weather in our nonseasonal geographies. Under these conditions, it would be normal for a business in our sector to lose money in the quarter. However, I'm pleased to report the combination of our strategy and the dedication of our people enabled us to continue our streak of profitability and start the year off on the right foot even in the worst circumstances.

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Versus prior year first quarter, our revenues were up slightly driven by a 21% increase in our residential business. Our net income was down $700,000 driven by over $1.5 million of weather-related inefficiencies and $1.5 million of incremental earn-out in members' interest expenses.

In the quarter, we grew our combined backlog to an all-time high of $1.2 billion. We repurchased 250,000 shares, repaid $5.6 million of debt, had 0 lost time incidents, increased our revenue from non-heavy highway to 48% and poured almost 5x as many slabs in Houston as we did in the first quarter of 2018.

As we look forward, our markets remain very strong. Lettings in the first quarter grew approximately 15% versus 2018. We had several nice wins in the aviation space and have seen increased activities associated with future projects since the Aviation Bill passed at the end of last year.

In addition, there are significant activities taking place at the federal level to push through the next Highway Bill before year-end, and we continue to see states taking proactive measures to increase funding associated with future road and bridge projects.

On the residential front, the Dallas and Houston markets remain the #1 and #3 markets in the U.S. and have shown no signs of slowing. We believe this, coupled with the recent interest rate reductions, will drive continued strong demand throughout 2019.

It doesn't take long to realize that without the impact of weather, our first quarter would have gone from good to great. Based on our first quarter results, our backlog and market strengths, we remain committed to our full year revenue guidance of $1.075 billion to $1.095 billion and a net income guidance between $29 million and $32 million.

With that, I'd like to turn it over to Ron to discuss our results in more detail. Ron?

Ronald A. Ballschmiede, Sterling Construction Company, Inc. - Executive VP, CFO, CAO & Treasurer

Thanks, Joe, and good morning, everybody. I'm pleased to discuss our first quarter operating results.

At March 31, 2019, our heavy civil construction segment backlog was $809 million compared to $851 million at the end of 2018. The gross margin in our March 31, 2019, backlog was 8.3%, a decrease of 13 basis points compared to the end of 2018. This small decrease reflects a temporary change in the mix of our backlog and the unfavorable weather impact across our geographic footprint in the first quarter of 2019.

Unsigned Low-bid Awards totaled $402 million, an increase from $293 million at the end of 2018. The increase was driven by the award of a $94 million Utah highway project in the first quarter, which is now signed and included in second quarter backlog.

We refer to the combination of our backlog and Unsigned Low-bid Awards as combined backlog. We finished the first quarter with an all-time high combined backlog of $1.2 billion,

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up $67 million from December 31, 2018. Gross margin of our March 31, 2019, backlog was 8.6%. Our first quarter 2019 combined backlog book-to-burn factor was 131%.

Just a reminder, backlog figures are comprised entirely of heavy civil construction projects. Residential constructions --construction, which accounted for approximately 19% of our first quarter revenues, does not report backlog, reflecting the short- term performance cycle of residential concrete slabs.

Total revenue for the first quarter of 2019 was $224 million, up slightly from $222 million in the first quarter of 2018. Residential construction enjoyed its strongest revenue and income first quarter in its history. Revenues grew by $7.5 million or 21% to $42.8 million. Approximately 60% of this revenue growth related to the continuing strong housing starts in the Dallas Fort Worth market, with the balance attributable to the expansion into the Houston area market.

Heavy civil construction revenues decreased $6.1 million to $181 million in the first quarter of 2019. The decrease was driven by lower revenues of $29.7 million relating to 2 large construction joint venture projects, which were substantially completed by the end of 2018. This decline was partially offset by revenue increases in aviation, commercial and other heavy highway projects.

Gross profit was $90.5 million in the quarter, a slight decrease of $300,000 from the 2018 first quarter. Gross margin decreased by 19 basis points to 8.7%. The unfavorable decline resulted from lower heavy civil construction gross margins driven by negative weather impacts across our regions in the first quarter of 2019.

G&A expense for the first quarter of 2019 with $12.5 million, an increase of $150,000 from the prior year quarter. Operating expense for the 2019 first quarter was $2.3 million, an increase of $1.5 million for the comparable 2018 quarter. The increase was the result of higher members' interest expense and earn-out expense driven by increased earnings of both our 50% owned subsidiaries and residential construction. We continue to believe that our full year 2019 operating expense will be $13 million to $14 million, principally consisting of members' interest and earn-out costs.

Our operating income for the first quarter of 2019 totaled $4.7 million, a decrease of $2 million over the comparable 2018 quarter. From an operating segment standpoint, residential construction accounted for $5.6 million of operating income in the 2019 quarter while heavy civil construction reported an $800,000 loss.

Finally, noncontrolling owners' interest expense totaled $46 million (sic) [$46,000] in the quarter -- in the first quarter of 2019 compared to $1.2 million in 2018. The decrease reflects the substantial completion of our construction joint venture projects in
2018. We continue to expect our noncontrolling owners' interest to be $1 million to $2 million in 2019.

The net effect of all these results in the first quarter of 2019 net income of $1.8 million and a net income per diluted share of $0.07 compared to the first quarter of 2018 net income of $2.5 million or $0.09 per share.

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With the variety of EBITDA definitions out in the investor and analyst marketplace, I thought I would start with the components of Sterling's computation. We define EBITDA as net income plus interest, tax, depreciation and intangible amortization. Note that it does not include the net debt for noncontrolling interest expense. Our first quarter 2019 EBITDA was $9.1 million or 4.7% of revenues -- 4.1% of revenues, excuse me, compared to $9.6 million or 4.3% of revenues in the first quarter of 2018.

Moving to our balance sheet. We ended the quarter with a cash balance of $56.8 million. As we expected, our consolidated cash balance declined by $37.3 million in the first quarter of 2019 compared to a decline of $28.5 million in the first quarter of 2018. The 2019 decrease was driven by our first quarter seasonality and cash outflows of $12.5 million for the combination of debt repayments, net capital expenditures and stock repurchases. The components of our March 31 cash balance includes generally available cash of $40.3 million, consolidated 50% owned subsidiaries of $13.3 million and construction joint ventures of $30.1 million.

Consistent with our historical seasonal trends, we expect our consolidated cash balance to increase throughout the year and our cash flow from operating activities to approximate our full year projected operating income. Including the aforementioned first quarter 2019 debt repayment, our consolidated net debt was $77.3 million, down from $82 million at the end of 2018.

Finally, during the quarter, we repurchased 250,000 shares of our stock at an average price of $12.80 for $3.2 million. Since the stock repurchase program began in the fourth quarter of 2018, we have repurchased 717,000 shares for $7.9 million at an average price of $11.07.

Now I will turn the call back over to Joe.

Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President & Director

Thanks, Ron.

Again, I'm very pleased with the solid performance we had in the first quarter and the continued progress we made with our strategy. This is the second time in 11 years that we were able to produce a profit in our slowest seasonal quarter. What makes it more impressive is it was done during a time of extreme weather conditions.

Based on our first quarter results, along with our record backlog and current market conditions, we're holding our full year revenue guidance of $1.075 billion to $1.095 billion and our full year net income guidance of $29 million to $32 million.

With that, I'd be happy to take your questions.

QUESTIONS AND ANSWERS

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Answer - Operator: (Operator Instructions) Our first question comes from the line of Brent Thielman with D.A. Davidson.

Analyst: Brent Edward Thielman, D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst

Question - Brent Edward Thielman: Joe, are you already ramping up on this new heavy civil work, such that we should start to see growth again in that business in the second quarter? Is it going to be even more back-end loaded to the year than maybe you thought?

Answer - Joseph A. Cutillo: We continue to plug away on that -- on the heavy civil. We've got what I'll call the normal seasonality of the first quarter, so it impacts everything. It's not just heavy highway that we talk about. The heavy civil projects in aviation and other stuff are impacted just as the rest. I don't think we see a huge change in momentum from what we've historically done. I think it's going to be very consistent with prior years and consistent with the ratios of our backlog.
Answer - Ronald A. Ballschmiede: Yes. I think it's going to be, a, some growth in the second quarter, additional growth in the third quarter and fourth quarter, probably for the first time in a long time, equal to our third quarter, maybe even bigger depending on weather conditions as the year comes to a close.

Question - Brent Edward Thielman: Got it. Okay. And then Ron, the embedded gross margin in the backlog that you report has come in a touch in recent quarters. Could you talk about that? Is that a shift in geographies or types of projects?

Answer - Ronald A. Ballschmiede: Sure. So in the pure backlog, it's really mostly mix. So we finished up those nice construction JVs. Generally, they were -- both of those were alternative delivery projects. And as we've talked about before, alternative delivery projects have higher margins than hard bid work. So that's one factor.

The second is this miserable weather that we had in the first quarter, and maybe some story only an accountant would love, but the weather, the additional costs of a project get recognized on a percentage completion basis. So if -- and by example, if our costs went up by $2 million on a project and we were 50% done, $800,000 would go to P&L as a charge for the cumulative catch-up and $800,000 would diminish our margin in backlog. So that 13 basis points that the backlog rate went down, it's $1.5 million give or take. So it's not a big reduction. The real factor is just a shift in the backlog. That will come back particularly when we get some of our large projects that's embedded in our unsigned up and going. The $94 million one, I'm happy to say is booked and burning revenue as we speak.

Question - Brent Edward Thielman: Okay. Great. And then one more if I could. Just maybe you could talk about what geographies you're seeing through the best bidding environments in today and to where the competitive -- what the competition looks like out there within those environments.

Answer - Joseph A. Cutillo: Yes. Well, for sure, we still are pretty excited and happy with what's going on in the Rocky Mountain areas. We've seen very nice bids, very nice projects in what I'll call more rational competition. And part of that is around, a lot of these are what Ron

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was talking about earlier, alternative delivery-type projects. So there's a whole qualification process that you have to go through. So 100 people can't show up at the table. You've got to make it through the first pass to get invited to the bid. So we really like that environment.

The Texas market still remains robust, but the competition still remains high. It's not uncommon for us to see 8 people at a bid table on the low-bid side, and we're just continuing to be more and more selective in looking at what I'll call smaller and mid-range projects that we think are lower risk, higher margin on that.

The Arizona market's picking up, but we're spending more and more time with our Arizona team focused on the aviation growth than the heavy highway side. So all of the markets right now, even Nevada, we've seen significant pick-up in bid activity and projects coming up in Nevada.

California has, as you guys know, has gone from, I'll call it, almost silent to a tremendous amount of bid activity going down. So the markets are as good as they've been in a long, long time, certainly well before our time here, and we see no signs of slowing down right now.

Answer - Operator: Our next question comes the line of Tahira Afzal with KeyBanc Capital Markets.

Answer - Alexander David Dwyer: This is Alex on for Tahira. I just have one question on the backlog versus the unsigned contracts. So I guess the bookings came in a little bit lower than we were expecting, and the unsigneds were a little bit higher than we were expecting. I'm just trying to get a sense of this going forward and if there was a specific project in there or if it's just customers not willing to execute on contracts yet.

Answer - Ronald A. Ballschmiede: No. Obviously, the one big one that was a hard bid award in the Rocky Mountains that we -- that fit our characteristics that we were looking for, we won that in the second quarter. It's in the unsigned, and that's the one I mentioned in my remarks that is now in backlog and growing.

Answer - Joseph A. Cutillo: But in the first quarter, we've signed it. We're...

Answer - Ronald A. Ballschmiede: Unsigned in Q1, booked in backlog in Q2. And it's burning revenue right now. The biggest component of the other is a design build job in the Rocky Mountains that we expect to get some revenues from the back half -- starting in the back half.

Answer - Joseph A. Cutillo: Yes. So I would look at it is that we have seen though nothing abnormal in the process procedure from bids to signatures. It's just purely timing. So the $94 million one but we won it in -- we won it early in the first quarter, February, March, it signed the first month of the second quarter. So a lot of the timing issues.

And then the -- people get confused with these big design builds because there are really 2 phases. The first phase is the design phase. Once you get through the design phase, you get an approximation of what the cost is going to be and the value of the contract, but you don't really know until you get through that. You review the design, and then you ink the deal on what the final pricing is, then it goes into backlog.

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So nothing that concerns us. Still, we're very, very seldom -- as a matter fact, I can only think of one that I know of since I've been here that went from where we won the project that didn't make it from unsigned to signed.

Answer - Alexander David Dwyer: Got it. And then I guess I just wanted to get another sense on the M&A environment and maybe if you're thinking about that as you've bought a lot -- you've bought a good amount of shares back in the past couple of quarters, how you're thinking about that going forward.

Answer - Joseph A. Cutillo: Yes. I think 2 fronts. We are -- we're beating the bushes on the M&A side. We've said it all along and it continues, the first use of cash we would like to do is on the acquisition side. We're seeing activity pick up there. We just -- we're very, very picky. I'll be honest, we've looked at a lot of deals. If it's not a right strategic fit, if it doesn't have the right people in the business. We saw some businesses that look really good on paper, but they didn't have the right cultural fit, didn't have the right strategic fit and, at the end of the day, don't make sense. So that's our first choice. If the stock stays what we believe is depressed versus the company value, we'll continue to buy that back and continue to buy down debt in the meantime.

Answer - Operator: We have a follow-up question from the line of Brent Thielman with D.A. Davidson.

Question - Brent Edward Thielman: Joe, I want to get your thoughts on everything that's getting embedded around in Washington. And I'm curious if they don't get something figured out with respect to a new sort of Highway Bill by year-end, do you think that could weigh on the bid environment next year within the heavy civil business? Or are these state initiatives enough to continue to push this work along?

Answer - Joseph A. Cutillo: I think if something doesn't happen by year-end, you're right. It's probably we're going to see 1-year delay in the process with an election year next year. That would be my sense.

I will tell you there's a lot of activity going on behind the scenes, a lot more than you're seeing in the press. Everybody got excited about the meeting last week with the President. Actually, I may be a little more concerned because there were so much activity going on behind the scenes to try to push through what I'll call a simple bill to keep the momentum going on the highway and bridge sides. I get more fearful when people try to combine other activities, whether that's some of the other infrastructure plans, and blow this from a $1 trillion to $2 trillion. It just gets fundamentally more complicated to get through. So I hope they regroup and drive that back.

I will also tell you that both the Congress and the Senate came to ARTBA. There was originally a plan to make recommendations on the next Highway Bill. They were instrumental in the last FAST Act in September of this year. That got pulled up to where that will be submitted to the second week of May. So they're trying to fast track that activity.

If it doesn't go through, the nice thing we have seen is more and more fundraising at the state

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level. I think 2021 or 2020, I think we will still have very good momentum going through the year with the FAST Act. If something doesn't happen in 2020, 2021 is the vulnerable year where we would see lettings decrease towards the end of 2020 into 2021. But the other thing to keep in mind is not only us, but most of our competitors' jobs are on average 2 years-plus. So you've got a little bit of momentum to carry it through there. When we'll really start getting worried is more in 2021 or if something is not through.

Question - Brent Edward Thielman: Okay. That's helpful, Joe. And then could you come back to the sort of opportunities that have come up in the aviation market? What's driving that and kind of the longevity of that particular sector?

Answer - Joseph A. Cutillo: Yes. So there's a couple of things, and I've learned some stuff in this over the last 4 to 5 months as well. So the Aviation Bill that was passed not only was a nice bill, but actually has a growth rate over the next 5 years. It's a 5-year bill as well, just like the FAST Act. But instead of a 3% growth rate like the Highway Bill, it's got actually an 8% growth rate.

The other thing that I just recently found out as we're looking at some stuff related to the Highway Bill is there's actually an $8 billion to $9 billion surplus of funding related to FAA projects that has not been allocated to the projects. So on top of the bill, there's a nice amount of cash sitting out there. We are just consistently seeing more and more activities, and you'll think of it this way, fly around the country. I haven't been in an airport in a long, long time that doesn't have construction going on, whether that's runway, taxi way, the aprons around all of the gates is a big thing that we do and, frankly, terminal work. So it's a -- we see it as it's not only growing faster than highway, not only has better margins than highway, lower risk, it has a good momentum for a long period of time.

Answer - Ronald A. Ballschmiede: And I'd add that while a quarter doesn't make forever, the first quarter non-heavy highway work compared to highway of our construction business was 48% to 52%. So we're almost at a 50-50 mix, which gives us a little bit of comfort, not getting too nervous about what will happen in the infrastructure -- the highway infrastructure service side of that in the next couple of years. So that strategy seems to be working, and we're going to stay at it.

Answer - Joseph A. Cutillo: I think as an important point, Brent -- Ron and Brent, is part of our strategy all along is we always have some level of uncertainty with the Highway Bill, the way that it's currently structured. They've been 5-year bills historically. We're all hoping that the Feds come up with a permanent funding source, which makes all our lives a lot easier in long-term planning, significantly easier.

But in parallel to that, a significant part of our strategy and when you look at it, we talk about 50-50 or less by 2021, just coincidently lines up with all of this in the Highway Bill that we are strategically tried -- trying to position ourselves that if highway gets soft, it is not detrimental to us, and we're growing in these other areas faster. And if highway continues to grow, that's a home run for us.

Question - Brent Edward Thielman: Got it. Okay. And then maybe last one from me is on the residential side. It sounds like you continue to make really great progress in Houston. I guess 2

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parts. One, how much is that dragging on the margin as you're working to get productivity up there? And then two, I don't know, maybe some of the concern out there just given mixed signals at the national level on the housing side and maybe that's impacting the stock to some degree. Could you just address to the demand environment and how you're sheltered from some of that relative to what we see at a national level?

Answer - Joseph A. Cutillo: Yes. A couple of things. There is no question our margins as we start up are less than what we're getting in Dallas, but I'll tell you it's not as impactful as people may think because they're -- of the model of the business, much less impactful than if we were starting up and had to put yellow wiring and crews and everything else and a bunch of overhead, so much less. We really like the growth rates in the Houston market. We just -- we're told by D.R. Horton we're getting the first phases of their next 2 developments in the north Houston market, which is great for us. So we continue to see that grow.

On the macro market look, again, remember, Texas -- the growth rate at Texas, over 1,000 people are moving here a day, and you get the #1, #3 market. But in the first quarter, remember that 60% of our growth in the first quarter were reported from Dallas, Fort Worth and 40% is starting to come from Houston. So even if there is a decrease of 15% or 20% in housing, which would be a huge decrease, right, in the Texas market, we feel very comfortable we can augment that with the growth rates of Houston to offset any decline in the Dallas market.

The other thing that, that enables us to do is we can actually move some crews from Dallas to Houston if we have excess capacity up there and have them expand in the market. So it's been like a rollercoaster ride when you look at the macro numbers across the country. We were very happy. I think everybody got a little concerned in the fourth quarter when interest rates went up. They hit rate in the seasonal low point of the housing market.

So I think everybody was trying to figure out was this seasonality or is it interest rates. I think what we're finding in the first quarter is interest rates have come down, activity is very high. We had, as Ron and I both said, a record first quarter, the most these guys have ever done, and we still feel very good about the housing market certainly through this year. And as we get through this year, we'll start seeing better and better data next year.

Answer - Operator: Since there are no further questions left in the queue, I would like to turn the call back over to management for closing remarks.

Answer - Joseph A. Cutillo: Thanks, again, everyone for joining our call today. If you have any follow-up questions or wish to schedule a call, please refer to the contact information provided in the press release associated with our Investor Relations group at Sterling or our partners at The Equity Group. Have a great day.

Answer - Operator: This concludes today's teleconference. You may now disconnect your lines at this time. Thank you for your participation, and have a wonderful day.

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